Exhibit 10.11

June 9, 2020

Jackie Kosecoff

RE: Board Service (New Term) Letter Agreement

Dear Jackie:

As you know, your term as a director on the board of directors (the “Board”) of GoodRx Holdings, Inc., a Delaware corporation (“GoodRx”) recently expired. GoodRx is delighted to invite you to continue serving in such position, and is hereby offering you a seat on its Board for another term, effective upon formal appointment by the Board and its stockholders.

This letter summarizes your service and compensation as an outside Board member for such new term. To that effect, you acknowledge that you were paid in full any amounts due to you for your prior service on the Board and that you were issued all equity promised to you related thereof. For the avoidance of doubt, this letter does not affect your service as a manager on the board of managers of GoodRx Intermediate Holdings, LLC (“Intermediate”), a wholly-owned subsidiary of GoodRx, which service has been continuous since appointment thereto. You acknowledge and agree that you will not be entitled to any further compensation for serving on the Board of GoodRx or board of managers of Intermediate beyond what is described herein.

Your compensation shall be as set forth below:

Cash compensation

As a Board member, you will receive $30,000 in annual compensation which is to be paid quarterly and pro-rated as necessary for a partial quarter of service. Should you serve on the Audit Committee of the Board, you will receive an additional $8,000 in annual compensation, paid on the same schedule as set forth in the prior sentence. Further, you will be reimbursed for usual and customary travel expenses associated with your Board activity in a manner consistent with GoodRx’s policies.

Equity grant

It will be recommended to the Board that you be issued a non-statutory option to purchase 30,000 shares of Common Stock of GoodRx under the Fourth Amended and Restated 2015 Equity Incentive Plan of GoodRx Holdings, Inc. (the “Option Plan”). The amount of shares will be determined in the sole discretion of the Board. Your option shares will vest over time as you provide services to GoodRx. The vesting schedule shall be over a one-year period, with the shares vesting at the rate of 1/12th of the total shares per month over twelve months from your election date, subject to your continuous provision of services to GoodRx. The exercise price of the option shares will be at least the fair market value of the Common Stock of GoodRx per share on the date of grant by the Board. The option will be evidenced by the standard Stock Option Agreement of GoodRx and will be subject to the terms and conditions of the Option Plan.

In addition, you will be eligible to receive annual equity grants for continued Board service as approved by the Board or a committee thereof.

We also request that you sign our standard form of Proprietary Information and Invention Assignment Agreement (the “Assignment Agreement”), a copy of which is included with this letter for your review.

In your capacity as a director of GoodRx, you will be indemnified to the fullest extent permitted by applicable law. The indemnification agreement you previously signed will continue to govern your service as a director on the Board under the new term.

We look forward to continuing working with you to make GoodRx a commercial and financial success.

Sincerely,

/s/ Trevor Bezdek
Trevor Bezdek
Co-Chief Executive Officer

Agreed & Accepted:

By:	/s/ Jacqueline Kosecoff
Name:	Jacqueline Kosecoff
Date:	6/10/2020